Exhibit 99.(a)(10)


           UNILEVER ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING
               PERIOD RELATING TO THE ACQUISITION OF BEN & JERRY'S
                                 HOMEMADE, INC.

NEW YORK -- (BUSINESS WIRE) -- May 11, 2000 -- Unilever today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to Unilever's proposed acquisition of Ben & Jerry's Homemade, Inc. has expired. The tender offer for all the outstanding shares of Class A Common Stock and Class B Common Stock of Ben & Jerry's Homemade, Inc. is currently scheduled to expire at midnight on May 15, 2000.


UNILEVER BACKGROUND: Unilever is one of the world's largest consumer products companies with sales close to $45 billion. It produces and markets a wide range of foods, home and personal care products. Unilever operates in 88 countries around the globe and employs 255,000 people.

In the United States, Unilever sales exceeded $8 billion in 1999. It employs 21,000 people and has 65 offices and manufacturing sites in 23 states. Two of Unilever's 12 global Business Groups are headquartered in the United States. Some of their major products are: Foods - North America: Lipton teas, soups, recipe products and side dishes; Wish-Bone salad dressings; Lawry's seasonings and specialty sauces; Imperial, Promise, Country Crock, "I Can't Believe It's Not Butter!", Brummel & Brown spreads and sprays; Ragu pasta and pizza sauces; Five Brothers premium pasta sauces; Klondike, Good- Humor, Popsicle and Breyers ice cream products, and Gorton's frozen seafood products. Unilever Home and Personal Care - North America: Wisk, all and Surf laundry detergents; Snuggle and Final Touch fabric softeners; Sunlight dish detergents; Lever 2000, Caress, Dove and Shield bar soaps; Pond's and Vaseline skin care products; Q-tips cotton swabs and cotton balls; Mentadent, Aim, Close-up and Pepsodent oral care products; Degree, Suave and Brut deodorant/toiletry products; Finesse, Salon Selectives, Suave, ThermaSilk, Aqua Net and Rave hair care products; and Calvin Klein and Elizabeth Arden cosmetic and fragrance products.

Contact:

Unilever

 John T. Gould, Jr., 212/906-4694